UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): (April 22, 2022)

IronNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39125	83-4599446
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7900 Tysons One Place,

Suite 400

McLean, VA 22102

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (443) 300-6761

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value of $0.0001 per share	IRNT	New York Stock Exchange
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	IRNT.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On April 8, 2022, IronNet Inc. (the “Company” or “IronNet”) disclosed its preliminary determination that the Company’s unaudited consolidated financial statements and related disclosures as of October 31, 2021 and for the three and nine months then ended included in its quarterly report for the three months ended October 31, 2021 (“Form 10-Q”) contained an overstatement of stock-based compensation expense, resulting in an overstatement of the Company’s net loss. On April 22, 2022, the Audit Committee of the Board of Directors (the “Audit Committee”) of the Company determined, based on the analysis and recommendation of management, that the Company’s unaudited consolidated financial statements and related disclosures included in the Form 10-Q should no longer be relied upon due to such error. The error was the result of the Company not appropriately applying modification accounting to stock-based compensation awards that were issued and outstanding as of August 26, 2021, the closing date of the merger between the Company and IronNet Cybersecurity, Inc. (“Legacy IronNet”). These overstatements relate to stock-based compensation expense for certain of the Company’s outstanding restricted stock units (“RSUs”) granted pursuant to Legacy IronNet’s 2014 Stock Incentive Plan.

When calculating the additional stock-based compensation cost to recognize for modified unvested awards for the three months ended October 31, 2021, the Company considered requisite service rendered by the employee from the original vesting commencement date of the award. Upon further evaluation, the Company determined that the correct expense recognition applicable under Accounting Standards Codification Topic 718, Stock Compensation for a Type III (improbable-to-probable) modification requires the use of a method that utilizes the date of modification (August 26, 2021) as the beginning of the requisite service period for unvested portions of the RSUs outstanding, rather than the original vesting commencement date of the award. The impact of correcting the requisite service period start date is to shift the recognition of stock-based compensation expense to later periods. The Company expects that the preliminary, unaudited adjustments to stock-based compensation will decrease stock-based compensation expense and net loss by approximately $30 million for the three and nine months ended October 31, 2021.

The Company determined that it is appropriate to correct the material error by restating the unaudited financial statements. In connection with the restatement, the Company plans to also correct previously identified immaterial errors. The misstatements described above are non-cash in nature, do not impact the total cash flows on the unaudited condensed consolidated statement of cash flows, and do not impact the number of shares awarded, the timing of issuance of shares, or the aggregate amount of equity-based compensation expense to be recognized from the awards.

The Company intends to restate its financial statements included in the Form 10-Q, which will be addressed in an amendment to the Form 10-Q for the three months ended October 31, 2021, to record the overstatement of stock-based compensation expense and to correct for other previously identified immaterial errors.

Management is also continuing to assess the impact of this matter on the Company’s internal control over financial reporting.

The Audit Committee has discussed the matters disclosed in this Item 4.02(a) with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRONNET, INC.

	By:	/s/ James C. Gerber
Date: April 25, 2022		Name: James C. Gerber
Title: Chief Financial Officer